Exhibit 1.04

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software Responds to Growing Food Safety Requirements with Preview of TraceExpress at
World Wide Food Expo

Enhanced Application in the Ross Enterprise Suite Helps Food Processors Address Global Food
Safety Concerns

HONG KONG, ATLANTA –Oct. 23, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today it is previewing TraceExpress, an enhanced version of its Ross Enterprise Lot Trace application that features ease of use, faster access and immediate forward and backward trace to identify suspect materials and the disposition of finished goods in the event of a product recall. CDC Software will be demonstrating the new TraceExpress solution Oct. 24-27 at the World Wide Food Expo in Chicago at Booth #4938.

The Ross Enterprise suite of applications provides comprehensive record keeping and audit trails which are critical requirements for food processors, especially during times of heightened concerns about global food safety. TraceExpress provides easier access and one-step track and trace that offers a 360 degree view into a product lot’s activity and quality history. The system serves as the operational system-of-record, capable of recording all operations and operator activities, quality control measurements, inventory movements, recipe changes, output production yields and deviations from standard specifications by individual product and material lot.

As a critical component in the Ross Enterprise suite, TraceExpress helps food manufacturers meet the requirements for rapid and thorough traceability as outlined in numerous, global regulations such as the United States Food and Drug Administration’s Bioterrorism Act of 2002, the European Union’s Regulation (EC) No 178/2002, and others. In addition to new regulatory compliance thresholds, food processors as suppliers are also seeing increased demand for brand protection measures from their larger customers in retail and distribution, as well as the growing number of third party food safety audit firms. TraceExpress also helps food manufacturers address these growing demands and risks associated with mock product recalls.

With the enhanced system, food processors can use a graphical tree structure to instantly trace forward and backward to determine the disposition and related properties of any ingredient, intermediate or finished product at any point throughout the materials receiving, handling, manufacturing, inventory, sales and delivery processes. TraceExpress also enables rapid and thorough containment to minimize the scope of a potential recall should it be necessary. TraceExpress is scheduled for general availability in 2008.

“This latest version of our enterprise solution for food processors, with the enhanced TraceExpress capabilities, provides even faster forward and backward traceability and raises the bar for food safety and quality control,” said Eric Musser, CEO and president of CDC Software. “We have customers already that have benchmarked their end-to-end mock recalls under one hour. With the enhanced TraceExpress solution, we expect to see that benchmark lowered even further. This will not only help food processors further reduce the risks of an actual recall but also proactively provide the brand assurance that all participants in the supply chain, including consumers, are currently seeking as global concerns about food safety continue to rise.”

About Ross Enterprise for Food and Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by more than 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to Lot Trace, Ross Enterprise, reducing time for mock recalls, improved quality audits, meeting regulatory requirements, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of Ross Enteprrise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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